EXHIBIT 15

June 8, 2016

Ross Stores, Inc.
Dublin, California

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Ross Stores, Inc. and subsidiaries for the periods ended April 30, 2016, and May 2, 2015, as indicated in our report dated June 8, 2016; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended April 30, 2016, is incorporated by reference in Registration Statements No. 33-61373, No. 333-06119, No. 333-34988, No. 333-51478, No. 333-56831, No. 333-115836, No. 333-151116, and 333-210465 on Form S-8, and No. 333-198738 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,
/s/Deloitte & Touche LLP
San Francisco, California